Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
T 208-384-6161 F 208-331-5757

News Release

Media contact Lisa Chapman Office 208-384-6552	Investor relations contact Wayne Rancourt Office 208-384-6073

For immediate release: January 15, 2020
Boise Cascade announces CEO transition
Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced today that Nate Jorgensen will become its new chief executive officer (CEO), effective March 6, 2020. Mr. Jorgensen will replace Tom Corrick, who will be retiring from his roles as CEO and director after nearly 37 years with Boise Cascade. Mr. Jorgensen will also replace Mr. Corrick’s seat on the Board of Directors.

Mr. Jorgensen has 33 years of experience in the forest products industry, joining the Boise Cascade engineered wood products (EWP) marketing team in 2015. He was promoted to senior vice president in 2017 to lead the EWP sales and marketing organization, and was named chief operating officer (COO) in January 2019, responsible for overseeing the Wood Products and Building Materials Distribution divisions. Mr. Jorgensen recently joined the board of directors for the American Wood Council.

“It is a privilege to lead this organization and our 6,100 talented associates,” said Mr. Jorgensen. “I share our senior leadership’s passion for operational excellence, strategic market growth and exceptional customer service. By leveraging our integrated business model, we are well positioned to focus on the opportunities that lie ahead.”

Mr. Corrick began his Boise Cascade career in 1980 as an internal auditor. He went on to hold a number of leadership roles, culminating with his appointment to CEO in March 2015. Mr. Corrick has served on several advisory committees and boards, including recently accepting a position on the board of directors, Salt Lake City branch of the Federal Reserve Bank of San Francisco. He will also continue his involvement with community organizations and nonprofits in Boise, Idaho.

“On behalf of Boise Cascade, I want to thank Tom for his outstanding contributions and lasting legacy on the company and the industry,” said Tom Carlile, board chair. “Our deliberate succession planning process has enabled us to ensure a seamless transition. Nate has a well-established reputation and embodies personal values consistent with the core values of our company. The Board is confident that his leadership will continue to best serve our employees, customers, suppliers and shareholders into the future.”

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.